Exhibit 99.2

Innovo Group Inc. Receives Nasdaq Notification Letter

LOS ANGELES, CA, June 30, 2006 — Innovo Group Inc. (NASDAQ: INNO) announced today that on June 30, 2006, the Company received a letter from the Nasdaq Stock Market indicating that the Company is not in compliance with Marketplace Rule 4310(c)(4) (the “Bid Price Rule”) because the closing bid price per share of its common stock has been below $1.00 per share for 30 consecutive trading days.  In accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided with 180 calendar days, or until December 27, 2006, to regain compliance with the Bid Price Rule.  This notification has no impact on the listing of its common stock at this time.

To regain compliance with the Bid Price Rule, the closing bid price of the Company’s common stock must remain at $1.00 per share or more for a minimum of ten consecutive trading days.  If the Company does not regain compliance with the Bid Price Rule by December 27, 2006, Nasdaq will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement.  If it meets the initial listing criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period.  If the Company is not eligible for an additional compliance period, Nasdaq will provide the Company with written notification that its common stock will be delisted.  At that time, the Company may appeal Nasdaq’s determination to delist its common stock to the Listings Qualifications Panel.

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiary Joe’s Jeans, Inc. is a design and sales organization designing, producing and selling apparel products to the retail and premium markets under the Joe’s™ and Joe’s Jeans® brands.  Under these brands, the Company’s apparel products consist of men’s and women’s denim and denim-related apparel products.  More information is available at the company web site at www.innovogroup.com or at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions  Forward looking statements in this press release include, without limitation, the ability of the Company to regain compliance with Marketplace Rules.  These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives; uncertainty related to the sale of the Company’s private label business and approval of the transaction by the Company’s stockholders; continued acceptance of the

Company’s products in the marketplace, particularly acceptance and near-term sales of the Company’s brands such as Joe’s®; successful implementation of its strategic plan; the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations and asset sales; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group, Inc.

Shane Whalen

323-278-6764

Integrated Corporate Relations

Investors: Brendon Frey

Media: John Flanagan

203-682-8200